Exhibit 99.1

JOINT PRESS RELEASE

Phoenix Color Corp.	ALJ Regional Holdings, Inc.
Hagerstown, Maryland	New York, NY

PHOENIX COLOR CORP. Closes Acquisition of MOORE-LANGEN PRINTING COMPANY FROM LSC COMMUNICATIONS, INC.

HAGERSTOWN, MD and NEW YORK, NY, October 2, 2017 – Phoenix Color Corp. (“Phoenix”), a wholly-owned subsidiary of ALJ Regional Holdings, Inc. (Nasdaq: ALJJ) (“ALJ”), announced today the closing of the acquisition of the assets of Moore-Langen Printing Company, Inc. in Terre Haute, Indiana from LSC Communications, Inc. (NYSE: LKSD).

About Phoenix Color Corp.

Phoenix is a premier full-service, full-color printer with over 30 years of superior print experience. Drawing on a broad spectrum of materials and decorative technologies, Phoenix produces memorable, value-added components, heavily-illustrated books, cut and stack labels, folding cartons and specialty commercial products.

About ALJ Regional Holdings, Inc.

ALJ is the parent company of Faneuil, Inc., a leading provider of outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, toll and transportation industries; Floors-N-More, LLC, dba Carpets N' More, one of the largest floor covering retailers in Las Vegas and a provider of multiple finishing products for commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with four retail locations; and Phoenix, a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.